EXHIBIT 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Barbara L. Blackford, Thomas M. Dougherty and William H. Seippel his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute and sign the following and to file the same, with exhibits thereto, and other documents in connection therewith: (i) the registration statement on Form S-4 relating to the exchange of existing notes of AirGate PCS, Inc. (the “Company”) for other securities of the Company and other related matters covered thereby in connection with the recapitalization of the Company, and (ii) any amendments or post-effective amendments to such registration statement, and any and all amendments to any of the foregoing, and documents in connection therewith, giving and granting unto said attorneys full power and authority to do and perform such actions as fully as they might have done or could do if personally present and executing any of said documents.

Signature	Title	Date

/s/ THOMAS M. DOUGHERTY Thomas M. Dougherty	President, Chief Executive Officer and Director (principal executive officer)	September 22, 2003

/s/ ROBERT A. FERCHAT Robert A. Ferchat	Chairman and Director	September 22, 2003

/s/ WILLIAM H. SEIPPEL William H. Seippel	Vice President and Chief Financial Officer (principal financial and accounting officer)	September 22, 2003

/s/ STEPHEN R. STETZ Stephen R. Stetz	Director	September 22, 2003